Exhibit 99.1

MYOS CORPORATION REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

•	Company Demonstrates Solid Market Expansion and Growth with 276% Increase in Gross Revenue in 2013
•	5 Consecutive Quarters of Revenue Growth of Fortetropin™ Since 2012 Launch
•	Company to Focus on Advancing BioTherapeutics Clinical Development Programs and Target High-Growth Markets of Age Management and Sarcopenia

CEDAR KNOLLS, NJ – April 1, 2014 -- MYOS Corporation (OTCBB:  MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance (“MYOS” or the “Company”), announced today its financial results for the fourth quarter and full year ended December 31, 2013, including a review of the Company’s recent corporate activities, the commercial progress of MYO-X™, and the clinical development of Fortetropin™ (also known as MYO-T12®), the first clinically proven natural myostatin inhibitor.

FOURTH QUARTER 2013 AND RECENT COMPANY HIGHLIGHTS

•
Reported full year 2013 gross revenue of $3.5 million, an increase of 276% compared to full year 2012 gross revenue with cumulative gross revenue of approximately $4.5 million since the 2012 commercial launch of MYO-X;

•
Reported fourth quarter 2013 gross revenue of approximately, $1,408,000, an increase of 38% compared to the third quarter 2013, resulting in five consecutive quarters of gross revenue growth since the commercial introduction of Fortetropin in 2012;

•	Presented promising preliminary data supporting therapeutic indications for Fortetropin as a treatment for sarcopenia and expects to expand therapeutic application in age management market;
•
Presented data highlighting characterization of the fertilized chicken egg proteome and lipidome by high resolution mass spectrometry at the International Conference of the Society on Sarcopenia, Cachexia, and Wasting Disorders;

•	Initiated its first clinical study on the effects of Fortetropin in adult women and expects to report top-line results of the study in the second half of 2014;
•	Appointed Wall Street investment veteran, Christopher Pechock, to its Board of Directors;
•	Appointed healthcare industry expert and experienced biotherapeutic clinician, Robert C. Ashton, Jr., M.D., as its Chief Medical Officer;
•	Closed a $4.735 million private equity financing;
•	Executed a 1-for-50 reverse stock split of its common stock;
•
Participated in the Aging in Motion working group, including physicians, researchers, patient groups and the U.S. Food and Drug Administration, to develop measures of clinical benefit for therapeutic products developed or used to treat sarcopenia; and

•	Created an information portal to educate the public on the effects and treatment options for sarcopenia.

“2013 was marked by continued commercial success, demonstrated by five consecutive quarters of revenue growth while the company laid the foundation for advancing the basic and clinical research which will serve as the inspiration for product development and market expansion.  Importantly, we believe we have established a unique bifurcated business model designed to unlock significant shareholder value with our focus on our two pillars of growth; bionutrition and biotherapeutics,” said Robert J. Hariri, M.D., Ph.D., Chairman of the Board of MYOS.

“Moving forward, we intend to build on our successful two-year period of commercial traction as well as maximize our formulations and deployment of products in multiple market segments including age management and sarcopenia.  Above all, we are committed to ensuring operational excellence on all fronts and executing our business strategy aimed at maximizing the probability of success across both bionutrition and biotherapeutics businesses.  We believe this will enable us to offer meaningful, effective treatments to address the unmet needs of patients suffering from muscle loss associated with aging and other chronic illnesses.  Finally, it is our goal to establish MYOS as the leader in muscle health,” concluded Dr. Hariri.

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL SUMMARY

For the fourth quarter ended December 31, 2013, the Company's gross revenue was approximately $1,408,000 compared to gross revenue of approximately $200,000 for the fourth quarter ended December 31, 2012 and approximately $1,020,000 for the third quarter of 2013. This reflects an increase of approximately 600% in gross revenue over the fourth quarter ended December 31, 2012. Net revenue for the fourth quarter ended December 31, 2013 was approximately $1,408,000 compared to approximately $177,000 for the fourth quarter ended December 31, 2012 and approximately $918,000 for the third quarter 2013.  This reflects the Company's achievement of the current quarter's net revenues of approximately 695% over the fourth quarter ended December 31, 2012.

For the full year 2013, the Company's gross revenue was approximately $3,500,000 compared to gross revenue of approximately $934,000 for the full year 2012.  This reflects an increase of approximately 276% in gross revenue over the full year 2012 gross revenue.  Net revenue for the full year 2013 was approximately $3,318,000 compared to net revenue of approximately $912,000 for the full year 2012. This reflects the Company's achievement of the current year's net revenues of approximately 264% over the prior year's net revenues.  Net revenue reflects the deduction for an incentive savings to the Company’s distributor.

Financial results reflect the Company's investment in research and development activities for the fourth quarter ended December 31, 2013 and the twelve month period ended December 31, 2013 of approximately $356,000 and $754,000, respectively; compared to approximately $189,000 for the fourth quarter ended December 31, 2012 and approximately $207,000 for the twelve month period ended December 31, 2012.

Net loss from operations for the full year ended December 31, 2013 was approximately ($4,267,000) compared to net loss from operations for the full year ended December 31, 2012 of approximately ($3,035,000).

Net loss for the fourth quarter ended December 31, 2013was approximately ($1,408,000) or ($0.64) per share attributable to common stockholders, compared to approximately ($1,018,000) or ($0.46) per share attributable to common stockholders for the fourth quarter ended December 31, 2012.  Net loss for the full year ended December 31, 2013 was approximately ($4,263,000) or ($1.93) per share attributable to common stockholders compared to net loss of approximately ($3,914,000) or ($2.13) per share attributable to common stockholders for the period ended December 31, 2012.

As of December 31, 2013, cash and cash equivalents totaled approximately $451,000.  In January 2014 MYOS completed a $4.735 million private equity financing.

A summary of key financial highlights for the three and twelve months ended December 31, 2013 and 2012 is as follows:

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	December 31	December 31,
	2013	2012

ASSETS
Current assets
Cash	$451,361	$3,979,662
Accounts receivable	644,760	201,579
Inventories	142,430	218,317
Prepaid expenses and other current assets	215,128	84,388
Total current assets	1,453,679	4,483,946

Fixed assets, net of accumulated depreciation	344,366	8,389
Intellectual property	2,000,000	2,000,000
Intangible assets	38,377	36,440

Total assets	$3,836,422	$6,528,775

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$496,389	$208,898
Total current liabilities	496,389	208,898

Derivatives liability	-	121,900

Total liabilities	496,389	330,798

Stockholders' equity
Preferred stock, $.001 par value; 500,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value, 6,000,000 shares authorized;
2,227,446 shares issued and outstanding at December 31, 2013
2,200,666 shares issued and outstanding at December 31, 2012	2,227	2,201
Additional paid-in capital	17,246,308	15,841,482
Deficit accumulated during development stage	(13,908,502)	(9,645,706)

Total stockholders' equity	3,340,033	6,197,977

Total liabilities and stockholders' equity	$3,836,422	$6,528,775

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

					April 11, 2007
					(Inception Date)
	Three Months Ended December 31,		Years Ended December 31,		to December 31,
	2013	2012	2013	2012	2013
Revenue	$1,407,598	$177,364	$3,317,885	$911,727	$4,329,087
Cost of sales	648,968	207,037	1,521,156	863,034	2,434,122
Gross profit	758,630	(29,673)	1,796,729	48,693	1,894,965

General and administrative expenses	2,167,544	992,211	6,063,918	3,084,186	13,940,083
Loss from operations	(1,408,914)	(1,021,884)	(4,267,189)	(3,035,493)	(12,045,118)

OTHER INCOME (EXPENSE)
Interest income	434	2,915	4,403	8,476	12,879
Interest expense	-	795	(10)	(801,819)	(827,030)
Value of warrants in excess of the amount of additional paid-in capital received in the related private placement of restricted common stock	-	-	-	-	(2,405,303)
Change in fair value of warrants	-	-	-	(16,173)	4,085,570
Impairment charge - intellectual property	-	-	-	-	(2,662,000)
Amortization of deferred financing costs	-	-	-	(69,451)	(80,000)
Gain on forgiveness of debt	-	-	-	-	12,500
	434	3,710	4,393	(878,967)	(1,863,384)

Net income (loss)	$(1,408,480)	$(1,018,174)	$(4,262,796)	$(3,914,460)	$(13,908,502)

Weighted average number of common shares outstanding, basic and diluted	2,217,446	2,196,390	2,213,024	1,840,007

Basic and diluted net loss per share attributable to common stockholders	$(0.64)	$(0.46)	$(1.93)	$(2.13)

About MYOS Corporation
MYOS is a developmental stage bionutrition and biotherapeutics company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases.  MYOS is the owner of MYO-T12®, the first clinically proven natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-X™, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular retailer websites including www.mhpstrong.com, www.bodybuilding.com, www.amazon.com and in specialty retailers including GNC and Vitamin Shoppe and others.  MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including our research and development activities described herein or in our other public filings, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development , the continued growth in market expansion and revenue, the successful entry into new markets, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.

Investor and Media Contact:
Jenene Thomas
Investor Relations and Corporate Communications
(973) 509-0444
jthomas@myoscorp.com

SOURCE:  MYOS Corporation

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